Exhibit 10.1

Execution Version

AGREEMENT OF PURCHASE AND SALE

Century Aluminum Facility, Hawesville, KY

By and Between

CENTURY ALUMINUM OF KENTUCKY GENERAL PARTNERSHIP,
a Kentucky general partnership, Seller

and

Justified datapower LLC,
a Delaware limited liability company, Purchaser

TABLE OF CONTENTS

1.	Definitions		1

2.	Sale; Purchase Price		5

	(1)	Purchase	5

	(2)	Purchase Price	5

	(3)	Closing Payment	5

	(4)	Equity Interest	5

	(5)	Allocation	5

3.	Diligence Materials		6

	(1)	Diligence Materials	6

4.	Closing; Conditions; Deliveries		7

	(1)	Place of Closing	7

	(2)	Condition to Parties’ Obligation to Close	7

	(3)	Deliveries	8

5.	Prorations		10

	(1)	Taxes	10

	(2)	Utilities	10

6.	Seller’s Representations, Warranties and Covenants		11

	(1)	Organization and Power	11

	(2)	Duly Authorized, Executed, and Delivered	11

	(3)	Authority	11

	(4)	No Conflicts	11

	(5)	No Adverse Order or Injunction	12

	(6)	Leases	12

	(7)	Third Party Consents	12

	(8)	Environmental Matters	12

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	(9)	Employees	12

	(10)	Litigation	12

	(11)	Taxes	12

	(12)	Bankruptcy	13

	(13)	OFAC	13

	(14)	ERISA	13

	(15)	Diligence Materials	13

	(16)	Real Property	14

	(17)	Additional Provisions Regarding Representations and Warranties	14

7.	Purchase As-Is		15

8.	Purchaser’s Representations, Warranties and Covenants		17

	(1)	Organization and Power	17

	(2)	Duly Authorized, Executed, and Delivered	17

	(3)	Authority	17

	(4)	No Conflicts	17

	(5)	No Adverse Order or Injunction	17

	(6)	Third Party Consents	17

	(7)	Litigation	18

	(8)	OFAC	18

	(9)	ERISA	18

9.	Closing Costs		18

10.	Notice		19

11.	[RESERVED]		20

12.	[RESERVED]		20

13.	General Indemnification; Environmental Indemnification, Release and Waiver		20

	(1)	Indemnity; Deductible and Cap	20

ii

	(2)	Indemnity	20

	(3)	Indemnity Period and Procedures	20

	(4)	Seller’s Release and Waiver for Pre-Closing Environmental Liabilities	22

	(5)	Purchaser’s Indemnity, Release, and Waiver for Post-Closing Environmental Liabilities	23

	(6)	Exculpation of Related Parties	23

14.	Miscellaneous		24

iii

AGREEMENT OF PURCHASE AND SALE
Century Aluminum Facility, Hawesville, KY

THIS AGREEMENT OF PURCHASE AND SALE (this “Agreement”) is made and entered as of February 2, 2026 (the “Effective Date”), by and between Century Aluminum of Kentucky General Partnership, a Kentucky general partnership (“Seller”), and Justified DataPower LLC, a Delaware limited liability company (“Purchaser”).

RECITALS

Seller owns title to that certain real property legally described on Exhibit A attached hereto with all rights, privileges and easements appurtenant thereto (collectively, the “Land”) and all buildings, improvements and other items of real estate located thereon (collectively, with the Land, the “Real Property”), commonly known as 1627 State Route 3543, Hawesville, KY 42348.

Subject to and on the terms and provisions of and for the considerations set forth in this Agreement, Seller has agreed to sell, and Purchaser has agreed to buy, the Property.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.             Definitions. As used in this Agreement, the following terms have the following meanings:

Claim. Any claim, audit, examination, demand, action, lawsuit, proceeding at law or in equity, arbitration, administrative or other investigation by, before or against any governmental authority or by any other entity or person.

Closing. The closing of the purchase and sale transaction contemplated herein.

Closing Date. The date on which the Closing occurs.

Code. Internal Revenue Code of 1986, as amended.

Commission. The Public Service Commission of Kentucky.

Environmental Law. Any applicable federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, relating to (i) pollution, protection, or preservation of human health or the environment, (ii)  Environmental Liabilities for or costs of Remediation or prevention of Releases of Hazardous Substances, or (iii) Environmental Liabilities for or costs of other actual or threatened danger to human health or the environment. “Environmental Law” includes, but is not limited to, the following statutes, as amended, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act. “Environmental Law” also includes, but is not limited to, any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law: (a) conditioning transfer of property upon a negative declaration or other approval of a governmental authority of the environmental condition of the Property; (b) requiring notification or disclosure of Releases of Hazardous Substances or other environmental condition of the Property to any governmental authority or other person, whether or not in connection with transfer of title to or interest in property; (c) imposing conditions or requirements in connection with permits or other authorization for lawful activity in connection with Hazardous Substances; (d) relating to nuisance, trespass or other causes of action related to the Property; (e) relating to wrongful death or personal injury resulting from environmental conditions or exposure to Hazardous Substances; or (f) property or other damage in connection with any environmental condition or use of Hazardous Substances at the Property.

Environmental Liability. Any cost, damage, expense, liability, obligation, or other responsibility (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) arising from or under either an Environmental Law or third party claims relating to the environment, and which relates to the Property or the ownership or operation of the same.

Escrow Company. Fidelity National Title Insurance Company, 6840 Carothers Parkway, Suite 200, Franklin, Tennessee 37067, Attn: Mindy Prestigiacomo.

Excluded Taxes. (a) any Taxes imposed on or relating to the Property with respect to any Pre-Closing Period; (b) any Taxes of the Seller (or any predecessor, successor, or beneficial owner of the Seller) for any taxable period to the extent not related to the Property; (c) any Property Taxes that are properly attributed to Seller pursuant to Section 5.1; and (d) one-half (1/2) of any Transfer Taxes.

Fundamental Representations. As applicable, (a) Seller’s representations and warranties contained in Sections 6.1, 6.2, 6.3, 6.4 and 6.16(c) and (b) Purchaser’s representations and warranties contained in Sections 8.1, 8.2, 8.3 and 8.4.

Hazardous Substances. Any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, toxic substances or words of similar meaning or regulatory effect under any Environmental Law or may give rise to standards of conduct or liability pursuant to any Environmental Law due to their hazardous or deleterious properties or characteristics, including but not limited to petroleum and petroleum products, per- and polyfluoroalkyl substances, asbestos and asbestos-containing materials, cyanide, polychlorinated biphenyls, lead, radon, and radioactive materials.

Intangible Personal Property. All of Seller’s right, title and interest in and to any intangible personal property owned or possessed by Seller or its affiliates (including Century Marketer, LLC) and used exclusively in connection with the ownership or operation and maintenance of the Real Property, including, without limitation, (a) utility and development rights and privileges, (b) telephone numbers, directory listings, marketing materials and photographs and (c) Licenses and Permits.

JVA. That certain Amended and Restated Operating Agreement of the Project Company entered into simultaneously with Closing by and between TeraWulf Inc., an affiliate of Purchaser, and Century Kentucky, Inc., an affiliate of Seller, pursuant to which the Equity Interest is issued.

Leases. Any leases, subleases, lettings, licenses, concessions or other agreements (whether written or oral) granting a third-party a possessory interest in, or right to use or occupy, all or any portion of the Property.

Licenses and Permits. All of Seller’s right, title and interest in and to any certificates of occupancy for the Real Property and all other licenses, permits, approvals and other written authorizations necessary for the use, operation or ownership of the Real Property or Personal Property.

Losses. Any and all losses, damages (but expressly excluding claims for lost profits and claims for special, punitive or consequential damages), judgments, obligations, deficiencies, taxes, fines, penalties, Claims, awards, settlement payments, costs, and expenses, including reasonable attorneys’ fees, court costs, investigator expenses, and other costs of suit.

Monetary Liens. Collectively, (i) any mortgage, deed to secure debt, deed of trust, security interest or similar security instrument securing loans made to Seller, or (ii) delinquent Taxes or assessments or (iii) mechanics liens, materialmans liens, judgment liens or any other liens in a liquidated amount that may be removed by the payment of money and which were caused or incurred by Seller (and not a tenant under a Lease), in each case, encumbering all or any part of the Real Property.

Permitted Exceptions. (i) legal highways, rights of way, encroachments and all other matters which would be disclosed by an accurate survey of the Property and which are not objected to in accordance with terms of this Agreement, (ii) liens for Property Taxes which are not yet delinquent, (iii) standard exceptions and provisions contained in the form of ALTA owner’s title insurance policy (provided, however, that Seller shall deliver an affidavit, at Closing, sufficient to delete standard exceptions for parties in possession), (iv) easements, restrictions and all other matters of record affecting the Property, (v) zoning, entitlement and other land use and environmental regulations promulgated by any governmental authority, (vi) subject to the adjustments provided for herein, any service, installation, connection or maintenance charge, and charges for sewer, water, electricity, telephone, cable television, or gas due after the Proration Date, (vii) such other exceptions as the Title Company shall commit to insure over without any additional cost or liability to Purchaser, whether such insurance is made available in consideration of payment, bonding, indemnity of Seller or otherwise, or made pursuant to an endorsement to the Title Policy, (viii) any liens or encumbrances resulting from the acts of Purchaser, or Purchaser’s vendors, or any person or entity acting on behalf of Purchaser, or otherwise approved in writing by Purchaser, and (ix) all other exceptions set forth in the Title Policy and/or the Deed; provided, however, that no event shall Monetary Liens be deemed to constitute a “Permitted Exception.”

Personal Property. All of Seller’s right, title and interest in and to any Tangible Personal Property and Intangible Personal Property owned by Seller and located on, or used exclusively in connection with, the ownership, use or operation of the Real Property, if any; provided, however, that Personal Property excludes the items set forth on Schedule 2 hereof (the “Excluded Personal Property”).

Post-Closing Period. Any taxable period (or portion of a Straddle Period) that begins on or after the Closing Date.

Pre-Closing Period. Any taxable period (or portion of a Straddle Period) ending prior to the Closing Date.

Property. The Real Property, the Personal Property, the Licenses and Permits and the Warranties and Guaranties.

Release. Any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Substances into or through the environment.

Remediation. Any response, remedial, removal, investigation, or corrective action required by Environmental Law to address the presence or Release of Hazardous Substances, including but not limited to any activity to cleanup, detoxify, decontaminate, contain or otherwise remediate any Hazardous Substance, any actions to prevent, cure or mitigate any Release of any Hazardous Substance, and any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or evaluation relating to the presence or Release of any Hazardous Substances.

Straddle Period. Any Tax period that begins before and ends after the Closing Date.

Tangible Personal Property. All items of tangible personal property consisting of all furniture, fixtures, equipment, machinery and other tangible personal property located at the Real Property and owned by Seller as of the Closing Date, including but not limited to all items of inventory and equipment, but specifically excluding (i) Excluded Personal Property and (ii) any and all tangible personal property and/or trade fixtures owned by tenants and/or occupants, licensees, guests, property managers or employees of Seller.

Tax. All taxes (including all levies, imposts and similar assessments in the nature of a tax) paid or payable to a governmental authority, including, all net income, gross income, gross receipts, sales, use, value added, services, occupation, transfer, franchise, capital stock, profits, license, withholding, payroll, employment, unemployment, excise, estimated, severance, stamp or occupancy taxes, customs, duties, withholding, alternative or add-on minimum, unclaimed or abandoned property, escheat, ad valorem, property (real or personal), stamp, stamp duty reserve or gross receipts taxes, together with any interest, penalty or addition to any such tax, whether disputed or not, and including any obligation to pay Taxes of others, whether as a transferee, successor, as a member of an affiliated, consolidated, combined or unitary group for any period, by contract or otherwise.

Tax Return. Any return, report, declaration, estimate, information return or other document (including any related or supporting information and any amendments thereof) filed or required to be filed with any governmental authority with respect to Taxes.

Title Company. Multi-State Title Agency, LLC, Great American Tower, 301 East Fourth Street, Suite 3300, Cincinnati, Ohio 45202.

Title Policy. An ALTA owner’s policy (or policies) of title insurance, insuring Purchaser’s good, marketable and indefeasible fee simple title to the Real Property, in the form attached hereto as Exhibit C.

Transaction Documents. All agreements, instruments and certificates delivered hereunder by or on behalf of Seller or Purchaser (as applicable) at or prior to Closing.

Transfer Tax. Any real property transfer or excise, sales, use, value added, stamp, stamp duty reserve, documentary, recording, conveyance, stock transfer, intangible property transfer, personal property transfer, gross receipts, or Taxes or governmental charges, in each case, incurred in connection with the transfer of the Property contemplated hereby.

Warranties and Guaranties. All of Seller’s right, title and interest in and to all guaranties and warranties (and similar assurances) relating to the Real Property or the Personal Property.

2.             Sale; Purchase Price.

(1)             Purchase. Subject to the terms and provisions hereof, Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller, the Property.

(2)             Purchase Price. The total purchase price (hereinafter called the “Purchase Price”) to be paid by Purchaser to Seller for the Property consists of:

(a)             Two Hundred Million and No/100 Dollars ($200,000,000) (the “Cash Purchase Price”); plus

(b)             the Equity Interest (as defined below).

(3)             Closing Payment. At Closing, Purchaser shall pay the Cash Purchase Price, subject to the prorations described in Section 5 below, in cash by wire transfer of immediately available United States of America funds to the Escrow Company in accordance with the terms and conditions of this Agreement.

(4)             Equity Interest. At Closing, and concurrently with the execution and delivery of the JVA, Purchaser will cause to be issued to Seller or an affiliate of Seller a six and eight-tenths percent (6.8%) non-dilutive equity interest (the “Equity Interest”) in the entity or entities (the “Project Company”) that will own and develop any and all high-performance computing / artificial intelligence (HPC/AI) data center project to be developed and constructed on the Real Property (the “Project”) and otherwise on the terms set forth in the JVA.

(5)             Allocation. Purchaser and Seller shall use reasonable efforts to agree on an allocation of the Cash Purchase Price among the Real Property and the Personal Property for federal, state and local Tax purposes; provided, that if the parties are unable to mutually agree upon such allocation within ninety (90) days following the Effective Date, the allocation shall be determined by an independent third-party appraisal in a commercially reasonable manner and shall be binding on both Purchaser and Seller for all Tax purposes, including without limitation the preparation and filing of all Tax Returns; and, provided, further, that the reasonable allocation of the party responsible for reporting such amounts based on the foregoing shall control for purposes of calculating any deed Taxes, documentary stamps, transfer Taxes, intangible Taxes or other similar Taxes, fees or assessments in connection with the Closing.

3.             Diligence Materials.

(1)             Diligence Materials. Prior to the Effective Date, Seller delivered to or made available to Purchaser complete copies of the following items pertaining to the Property (subsections (a) to (e) below shall be collectively referred herein as the “Diligence Materials”):

(a)             copies of the Property Tax bills for the 2025 and 2024 years;

(b)             any environmental investigation, study, audit, test and other analysis conducted by or for or in the possession or control of the Seller relating to the Land, Property or Real Property;

(c)             the existing owner’s title policy(ies), and a recent title commitment prepared by Title Company;

(d)             the existing survey; and

(e)             any existing power utility agreements, letters of intent correspondence, MOUs and similar materials material thereto.

Purchaser acknowledges that, except if and to the extent otherwise expressly set forth herein, Seller makes no representations or warranties of any kind to Purchaser in connection with any foregoing Diligence Materials.

(2)             Access and Due Diligence. Prior to the date hereof, Purchaser and its representatives have been permitted to perform certain due diligence activities, which Purchaser agrees and acknowledges were satisfactory and sufficient for Purchaser’s purpose under this Agreement. Purchaser represents that it, in connection with its diligence activities, has (i) complied with all applicable laws; (ii) promptly paid when due the costs of all tests, investigations, and examinations; (iii) not permitted any liens to attach to the Property by reason of the exercise of its rights hereunder; (iv) promptly paid the cost to repair any damage to the Property resulting directly or indirectly from any such inspection or tests; and (v) not revealed or disclose any information concerning the Property except to the extent expressly permitted under this Agreement.

(3)             Confidentiality. All information made available by Seller to Purchaser and its representatives in accordance with this Agreement or obtained by Purchaser and its Representatives in the course of its inspections (the “Property Information”) has and shall continue to be treated as confidential information other than information (a) known to Purchaser prior to its access and inspection of the Property and Diligence Materials, (b) which comes to Purchaser’s attention from a third party not known to Purchaser to be under any obligation to maintain the confidentiality of such information, (c) which becomes known to the public through no act or fault of Purchaser in violation of this Agreement, (d) which is or was independently developed by Purchaser or any of its Representatives without use or reference to the Property Information, (e) required to be disclosed by applicable law or (f) provided to any banking, financial, accounting or similar supervisory authority exercising its routine supervisory or audit functions. Purchaser agrees to disclose the Property Information only to its (i) affiliates, employees, investors, potential investors, partners, potential partners, brokers, contracts, lenders, potential lenders, officers and directors (including those of its affiliates) and their counsel and consultants and (ii) agents and representatives, including attorneys, accountants, third party service providers, consultants and financial advisors (those persons or entities referenced in clauses (i) and (ii) hereof are herein referred to individually as a “Representative” and collectively as “Representatives”), each of whom shall have a need to know the Property Information in connection with the evaluation, negotiation and, if applicable, consummation of a transaction. The Purchaser shall inform each such Representative of the requirements of this Agreement and the confidentiality of the information and shall take all reasonable steps to require each such Representative to comply with the terms hereof. Notwithstanding the foregoing, Purchaser shall be liable for any non-compliance with the terms of this Agreement by its Representatives except for liability related to non-compliance of the terms related to Property Information by a Representative who enters into a confidentiality agreement with Seller or agrees in writing for the benefit of Seller to be bound by the terms of this Agreement applicable to such Representative. The provisions of this paragraph shall survive Closing.

(4)             Due Diligence Indemnification. Purchaser agrees to indemnify, protect, defend and hold Seller and its direct and indirect partners, trustees, beneficiaries, shareholders, members, managers, officers, directors, employees, advisors and other agents (collectively, the “Indemnified Parties”) harmless from and against any and all actual and reasonable liabilities, demands, actions, causes of action, suits, claims, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees, court costs and litigation expenses) suffered or incurred by any of the Indemnified Parties as a result of damage to property or injury to person or property at the Property resulting from any activities of Purchaser, and Purchaser’s employees, consultants, contractors or other agents, at the Property in connection with Purchaser’s access rights (“Costs”), excluding Costs to the extent resulting from Purchaser’s mere discovery of pre-existing conditions or to the extent caused by the acts, omissions or gross negligence of any Indemnified Party, and Purchaser shall have no liability therefor. The provisions of this paragraph shall survive Closing.

4.             Closing; Conditions; Deliveries.

(1)             Place of Closing. The Closing shall be held on the Closing Date through an escrow arrangement established with the Escrow Company. The Closing shall be effective as of 11:59 p.m. (New York time) on the Closing Date.

(2)             Condition to Parties’ Obligation to Close. In addition to all other conditions set forth in this Agreement, the obligation of Seller, on the one hand, and Purchaser, on the other hand, to consummate the purchase and sale transaction contemplated hereunder shall be contingent upon the following:

(a)             The other party’s representations and warranties contained herein shall be true and correct in all material respects on the date of this Agreement and true and correct in all material respects as of the Closing Date;

(b)             As of the Closing Date, the other party shall have performed its obligations hereunder to be performed at or prior to Closing in all material respects and all deliveries to be made at Closing by such other party have been tendered;

(c)             With respect to Purchaser, the Title Company shall be irrevocably committed (subject only to the payment of applicable premiums) to issue the Title Policy;

(d)             All Seller Consents and Purchaser Consents shall have been obtained;

(e)             Each party has delivered or will concurrently deliver its respective documents described in Section 4.3 below; and

(f)             As of the Closing Date, there shall exist no pending action, suit or proceeding with respect to the other party filed by a third party unrelated to the parties to this Agreement before or by any court or administrative agency which seeks to restrain or prohibit, or to obtain damages or a discovery order with respect to, this Agreement or the consummation of the purchase and sale transaction contemplated hereby.

The failure of any condition to be satisfied may be waived in writing by the party entitled to the benefit of such condition, in its sole and absolute discretion, at or prior to the Closing, which waiver shall be evidenced by such party electing to proceed to Closing.

(3)             Deliveries. At Closing each party shall execute and deliver to the other party and/or the Escrow Company the following documents:

(a)             Seller’s Deliveries. Seller shall deliver to Purchaser and/or the Escrow Company:

(i)             a special warranty deed conveying to Purchaser fee title to the Real Property, subject to the Permitted Exceptions and a quitclaim deed (collectively, the “Deed”) for the Real Property in recordable form, duly executed by Seller and acknowledged and in substantially the same form as set forth respectively in Exhibit D-1 and Exhibit D-2 attached hereto;

(ii)             a bill of sale (the “Bill of Sale”) duly executed by Seller and in substantially the same form as set forth in Exhibit E attached hereto, conveying to Purchaser title to all Personal Property, if any;

(iii)            an assignment to Purchaser of the Licenses and Permits and the Warranties and Guaranties, duly executed by Seller and in substantially the same form as set forth in Exhibit G attached hereto (the “General Assignment”);

(iv)            a non-foreign transferor certification pursuant to Section 1445 of the Code and any similar provisions of applicable state law, in substantially the same form as set forth on Exhibit H attached hereto;

(v)             such evidence as may be required by Title Company confirming that Seller has the power, right and authority to consummate the sale of the Property;

(vi)            copies of the Licenses and Permits, if any, and the Warranties and Guaranties, if any, and keys to the Property;

(vii)           a certificate, in the form attached hereto as Exhibit K-1, duly executed by Seller certifying that all of the representations and warranties set forth in this Agreement are true and correct in all material respects on the Closing Date;

(viii)          a customary owner’s affidavit in the form reasonably agreed between Seller and Title Company, executed and acknowledged by Seller;

(ix)             the JVA, duly executed by Seller or the affiliate of Seller to whom the Equity Interest is issued; and

(x)             to the extent that such documents have not already been provided to Purchaser: (A) all existing books, records, papers and agreements, including bookkeeping and accounting records; and (B) any architectural, structural, mechanical and electrical plans and specifications for the Real Property.

(b)             Purchaser’s Deliveries. Purchaser shall deliver to Seller and/or the Escrow Company:

(i)             the Cash Purchase Price, by wire transfer, as provided in Section 2.2(a) hereof;

(ii)             the General Assignment, duly executed by the Purchaser;

(iii)           such evidence as may be required by Title Company confirming that Purchaser has the power, right and authority to consummate the purchase of the Property;

(iv)            a letter addressed to Seller in the form of Exhibit J attached hereto duly executed by Purchaser, confirming that Purchaser is not acquiring the Property (or any portion thereof) with the assets of an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”);

(v)             the JVA, duly executed by Purchaser (or its affiliate); and

(vi)            a certificate, in the form attached hereto as Exhibit K-2, duly executed by Purchaser certifying that all of the representations and warranties set forth in this Agreement are true and correct in all material respects on the Closing Date.

(c)             Seller and Purchaser shall jointly deliver to the Escrow Company:

(i)             A closing statement; and

(ii)             All Tax forms, transfer declarations or similar documentation required by law, if any.

5.             Prorations. All items of income and expense shall be paid, prorated or adjusted as of 11:59 pm (New York time) on the day prior to the Closing Date (the “Proration Date”) in the manner hereinafter set forth:

(1)             Taxes. All real property Taxes, personal property Taxes, ad valorem and similar Taxes levied with respect to the Property (collectively, “Property Taxes”) for any Straddle Period shall be apportioned between Seller, on the one hand, and Purchaser, on the other hand, based on the number of days of such taxable period included in the Pre-Closing Period and the number of days of such taxable period included in the Post-Closing Period. Seller shall be liable for the proportionate amount of such Property Taxes attributable to the Pre-Closing Period, and Purchaser shall be liable for the proportionate amount of such Property Taxes attributable to the Post-Closing Period. Property Taxes shall be timely paid, and all applicable filings, reports and Tax Returns shall be filed, as provided by applicable Law. The paying party shall be entitled to reimbursement from the non-paying party. Upon payment of any such Property Taxes, the paying party shall present a statement to the non-paying party setting forth the amount of reimbursement to which the paying party is entitled based on the allocation of such obligations under this Section 5.1, together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed. The non-paying party shall make such reimbursement promptly but in no event later than 30 days after the presentation of such statement. If any proceedings for the reduction of the assessed valuation of the Property or reduction in Property Taxes relating to any of the Properties relating to any tax years ending prior to the current tax year are pending at Closing, Seller reserves and shall have the right to continue to prosecute and/or settle the same in Seller’s sole discretion at no cost or expense to Purchaser, and any refunds or credits due for the periods prior to Purchaser’s ownership of the Property shall remain the sole property of Seller. For the avoidance of doubt, Seller shall be solely responsible for, and shall reimburse and fully indemnify Purchaser for: (i) all Property Taxes and other Taxes attributable to any period (or portion thereof) ending on or prior to the Closing Date; (ii) any back Taxes, delinquent Taxes, penalties or interest relating to any Pre-Closing Period; and (iii) any reassessment, revaluation, rollback, recapture, abatement termination or similar increase in Taxes to the extent attributable to any Pre-Closing Period or to any act or omission of Seller. All such amounts shall be reimbursed within thirty (30) days after Purchaser’s delivery of reasonable supporting documentation. Notwithstanding anything to the contrary contained herein, Seller shall have no responsibility for any portion of Property Tax increased resulting from a reassessment of the Property occurring after or as a result of the transfer contemplated by this Agreement or any increase in such Taxes due to Purchaser’s use of the Property.

(2)             Utilities. Utilities shall be prorated as of the Proration Date based upon estimates using the prior month’s actual invoices. Seller shall be entitled to recover any and all deposits held by any utility company as of the Closing Date, but excluding all such deposits made by Purchaser. Purchaser and Seller shall cooperate and work together in good faith to ensure the continuity of utility service after Closing, including with respect to Seller’s intention to terminate its contracts currently in place with Big Rivers Electric Cooperative (“Big Rivers”) and/or Kenergy Corp. (“Kenergy”) (to the extent not achieved prior to Closing) and Purchaser’s intention to enter into an energy services agreement with Big Rivers and Kenergy and to obtain full, final and non-appealable approval of such agreement from the Commission (to the extent not achieved prior to Closing). In furtherance of the foregoing, Seller shall and shall cause its affiliates, including, Century Marketer, LLC, to, cooperate with Purchaser in order to ensure the continuity of service after Closing, which cooperation shall include, to the extent necessary, the assignment or transfer hereunder of any transmission and related rights and obtaining the Commission’s approval.

All other items which are customarily prorated in transactions similar to the purchase and sale transaction contemplated hereby and which were not heretofore dealt with, will be prorated as of the Proration Date in accordance with customary practices for similar properties in the applicable jurisdiction. In the event any prorations or computations made under this Section are based on estimates or prove to be incorrect, then either party shall be entitled to an adjustment to correct the same, provided that it makes written demand on the party from whom it is entitled to such adjustment within ninety (90) days after the Closing Date. Purchaser shall indemnify and hold Seller harmless from and against any and all Losses (including reasonable attorney fees, court costs and litigation expenses) for which Purchaser received credits pursuant to this Section 5. The provisions of this Section 5, including the indemnities set forth in this Section 5, shall survive Closing.

6.             Seller’s Representations, Warranties and Covenants. Seller hereby represents, warrants and covenants as follows as of the Effective Date and the Closing Date:

(1)             Organization and Power. Seller is a Kentucky general partnership duly organized, validly existing and in good standing under the laws of the State of Kentucky. Seller has all requisite legal power, right and authority to enter into this Agreement and each of its Transaction Documents, to own, lease and operate its assets (including, without limitation, the Property) and to consummate the purchase and sale transaction contemplated hereby.

(2)             Duly Authorized, Executed, and Delivered. This Agreement and all Transaction Documents delivered by or on behalf of Seller (or its affiliate, if applicable) (i) are duly authorized, executed and delivered by Seller (or its affiliate, if applicable), (ii) do not, or at the Closing will not, violate any provision of any agreement or judicial order to which Seller (or its affiliate, if applicable) is a party or to which Seller (or its affiliate, if applicable) or the Property is subject, and (iii) constitute (or in the case of the Transaction Documents, will constitute) valid and legally binding obligations of Seller (or its affiliate, if applicable), enforceable in accordance with their terms subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights.

(3)             Authority. The individuals executing this Agreement and the Transaction Documents on behalf of Seller (or its affiliate, if applicable) have the legal power, right and actual authority to bind Seller (or its affiliate, if applicable) to the terms and conditions hereof and thereof.

(4)             No Conflicts. The execution, delivery and performance of this Agreement and the Transaction Documents delivered by or on behalf of Seller (or its affiliate, if applicable) does not and will not (a) conflict with, result in a breach of, or constitute a default under, any of Seller’s (or its affiliate’s, if applicable) organizational documents or (b) violate any applicable law, except for such violations as would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect.

(5)             No Adverse Order or Injunction. There is no action, judgment, order, writ, prohibition, injunction or decree of any court or other governmental authority outstanding or, in each case, to Seller’s knowledge, threatened against Seller or any portion of the Property that questions or challenges the validity of this Agreement or any Transaction Document or Seller’s (or its affiliate’s, if applicable) execution, delivery or performance of this Agreement or any Transaction Document to which Seller (or its affiliate, if applicable) is a party.

(6)             Leases. There are no Leases in effect with respect to the Property that will not be terminated as of Closing.

(7)             Third Party Consents. Except as set forth on Schedule 3 (the “Seller Consents”), there are no material consents of, or notices to, any person, including any governmental authorities, that are required in connection with the execution and delivery by Seller (or its affiliate, if applicable) of this Agreement or any Transaction Document to which Seller or an affiliate is a party, the performance of the obligations of Seller (or its affiliate, as applicable) hereunder or thereunder or the consummation by Seller of the purchase and sale transactions contemplated hereby.

(8)             Environmental Matters. Except to the extent set forth in Schedule 6.8, the ownership, use and operation by Seller of the Real Property has been, is and will be on the Closing Date in material compliance with all applicable Environmental Laws, and no Environmental Liability has been asserted, filed, commenced, or in writing threatened against Seller in relation to the Real Property. Except to the extent set forth in Schedule 6.8, to the knowledge of the Seller, there are no facts or circumstances now or formerly in existence in relation to the Real Property that would be reasonably likely to result in material Environmental Liabilities. Except to the extent set forth in Schedule 6.8, no Release or threatened Release of Hazardous Substances has occurred or is occurring at or from the Real Property for which Environmental Law requires (i) notice to any public or private entity or person, (ii) further investigation, or (iii) any form or response action.

(9)             Employees. Seller has no employees performing services at the Real Property that will not be terminated or relocated as of Closing or for which Purchaser or the Property would be subject to any liability of any kind whatsoever.

(10)           Litigation. Except as set forth on Schedule 1, Seller has not received any written notice of any current or pending, or, to Seller’s knowledge, threatened (in writing), litigation, arbitration, or other legal or administrative suit or investigations with respect to the Property which if determined adversely to Seller would have a material adverse effect on Seller’s ability to consummate the purchase and sale transaction contemplated hereby.

(11)           Taxes. All material Tax Returns required to be filed by or with respect to the Property have been filed and all material Taxes with respect to the Property (whether or not shown as due on any such Tax Returns) have been timely paid to the applicable governmental authority. All such Tax Returns are true, correct, and complete in all material respects. All Property Taxes payable with respect to the Property have been timely paid in accordance with applicable Laws. Seller is not a “foreign person” within the meaning of the United States tax laws and to which reference is made in Code Section 1445(b)(2). To Seller’s knowledge, there are no pending or threatened reassessments, audits, appeals, proceedings, or investigations with respect to any Taxes relating to the Property. Seller has not received any written or oral notice of an intent by any taxing authority to increase, reassess, revalue, or reclassify the taxable value of the Property.

(12)           Bankruptcy. No petition or notice has been presented, no order has been made and no resolution has been passed for the bankruptcy, liquidation, winding-up or dissolution of Seller. No receiver, trustee, custodian or similar fiduciary has been appointed over the whole or any part of Seller’s assets or the income of Seller. Seller has no plan or intention of, nor has received any written notice that any other person has any plan or intention of, filing, making or obtaining any such petition, notice, order or resolution or of seeking the appointment of a receiver, trustee, custodian or similar fiduciary.

(13)           OFAC. Neither Seller, nor to Seller’s knowledge, any person or entity that directly or indirectly owns an interest in Seller, nor any of its officers, directors or managing members, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including Executive Order 13224 signed on September 24, 2001 and entitled “Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism”) or other governmental action. Seller’s activities do not violate the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 or the regulations or orders promulgated thereunder. None of the assets of Seller have been or will be derived from any unlawful activity with the result that the investment of direct or indirect equity owners in Seller is prohibited by law or that the transaction or this Agreement is or will be in violation of law. Notwithstanding the foregoing, any limited partner of any fund or vehicles or any of its affiliates that, together with such limited partner’s affiliates, collectively own less than a twenty-five percent (25%) indirect interest in Seller are expressly excluded from Seller’s representations and warranties contained in this Section 6.13.

(14)           ERISA. No assets used by Seller in connection with the transaction contemplated by this Agreement (including, without limitation, the Property) constitute the assets of (i) any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is subject to Title I of ERISA, (ii) any “plan” as defined in Section 4975 of the Code, which is subject to Section 4975 of the Code or (iii) any entity deemed to hold “plan assets” (within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA) of any such employee benefit plan or plan.

(15)           Diligence Materials. To Seller’s knowledge, none of the Diligence Materials delivered or made available to Purchaser contain any materially false or misleading information or omit any material information that would reasonably be expected to be material to Seller’s development of an HPC/AI data center campus on the Property. Seller has no knowledge of any matter that has not otherwise been disclosed to Purchaser in the Diligence Materials and that has had, or would reasonably be expected to have, a material and adverse effect on the Property (or any portion thereof) or Purchaser’s development of an HPC/AI data center campus on the Property.

(16)           Real Property.

(a)             Seller has not received any written notice from any governmental authority alleging any legal violations of or related to the ownership, use, operation or maintenance of the Property.

(b)             No condemnation, eminent domain, special assessment, rezoning, subdivision, or similar proceedings are pending or, to Seller’s knowledge, threatened against Seller or the Property or any part thereof, and the Seller has not made any commitments to or received any written notice of the desire of any public authority or other entity to take or use the Property or any part thereof whether temporarily or permanently, for easements, rights-of-way, or other public or quasi-public purposes. To Seller’s knowledge, there are no private restrictions or conditions by deed or contract or otherwise relating to the Property which do not appear of record.

(c)             The Property is not subject to any liens or encumbrances of any kind (including, without limitation, Monetary Liens) except for Permitted Exceptions.

(17)           Additional Provisions Regarding Representations and Warranties. No claim for a breach of any representation or warranty of Seller shall be actionable or payable to the extent Purchaser had actual knowledge thereof as of Closing; provided, that with respect to environmental matters, Purchaser shall be deemed to have actual knowledge of all matters set forth on Schedule 6.8.

As used in this Agreement, the term “to Seller’s knowledge” “actual knowledge” or “best of Seller’s knowledge” or words of similar import (i) shall mean the actual knowledge of Paul Daday (the “Knowledge Individual”) after reasonable investigation and due diligence under the circumstances, and (ii) shall not otherwise mean the Knowledge Individual is charged with knowledge of the acts, omissions and/or knowledge of Seller’s agents or employees. Notwithstanding anything that may appear to be to the contrary, under no circumstances whatsoever shall the Knowledge Individual be deemed to have any duties, obligations or liabilities hereunder or in connection herewith.

7.             Purchase As-Is. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT, PURCHASER WARRANTS AND ACKNOWLEDGES TO AND AGREES WITH SELLER THAT PURCHASER IS PURCHASING THE PROPERTY IN ITS “AS-IS, WHERE IS” CONDITION “WITH ALL FAULTS” AND DEFECTS AS OF THE CLOSING DATE AND SPECIFICALLY AND EXPRESSLY WITHOUT ANY WARRANTIES, REPRESENTATIONS OR GUARANTEES, EITHER EXPRESS OR IMPLIED, AS TO ITS CONDITION, FINANCIAL PERFORMANCE, FITNESS FOR ANY PARTICULAR PURPOSE, MERCHANTABILITY OR ANY OTHER WARRANTY OF ANY KIND, NATURE OR TYPE WHATSOEVER FROM OR ON BEHALF OF SELLER. PURCHASER ACKNOWLEDGES AND AGREES THAT (X) THE PROPERTY HAS BEEN USED FOR INDUSTRIAL PURPOSES, INCLUDING WITHOUT LIMITATION FOR THE PURPOSES OF MANUFACTURING ALUMINUM, RAILROADING, AND ANCILLARY PURPOSES TO SUCH USES; (Y) THE PROPERTY MAY CONTAIN PHYSICAL AND/OR ENVIRONMENTAL CONDITIONS (INCLUDING HAZARDOUS SUBSTANCES) AND MAY BE SUBJECT TO INSTITUTIONAL OR ENGINEERING CONTROLS, GOVERNMENTAL ORDERS OR ONGOING REMEDIATION PLANS, THAT MAY LIMIT OR DIMINISH THE VALUE, ABILITY TO USE, AND/OR MARKETABILITY OF THE PROPERTY AND/OR SUBJECT THE PROPERTY TO ENVIRONMENTAL REMEDIATION REQUIRED BY ONE OR MORE ENVIRONMENTAL LAW; AND (Z) IT IS PURCHASING THE PROPERTY WITH FULL KNOWLEDGE OF THE FOREGOING. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER SPECIFICALLY DISCLAIMS ANY WARRANTY, GUARANTY OR REPRESENTATION, ORAL OR WRITTEN, PAST OR PRESENT, EXPRESS OR IMPLIED, CONCERNING (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, STRUCTURAL INTEGRITY, SOIL AND GEOLOGY; (B) THE INCOME TO BE DERIVED FROM THE PROPERTY; (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY CONDUCT THEREON, INCLUDING THE POSSIBILITIES FOR FUTURE DEVELOPMENT OF THE PROPERTY; (D) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY; (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY; (F) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY, INCORPORATED INTO THE PROPERTY; (G) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROPERTY; (H) THE CURRENT OR FORMER PRESENCE OR ABSENCE OF ENVIRONMENTAL HAZARDS OR HAZARDOUS SUBSTANCES, ASBESTOS, MOLD OR OTHER BACTERIAL MATTER, RADON GAS, UNDERGROUND STORAGE TANKS, ELECTROMAGNETIC FIELDS, OR OTHER SUBSTANCES OR CONDITIONS WHICH MAY AFFECT THE PROPERTY OR ITS CURRENT OR FUTURE USES, HABITABILITY, VALUE OR DESIRABILITY; OR (I) ANY OTHER MATTER WITH RESPECT TO THE PROPERTY. PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER WITH RESPECT TO THE PROPERTY WAS OBTAINED FROM A VARIETY OF SOURCES AND THAT SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY, OR THE OPERATION THEREOF, FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT PURCHASER IS A SOPHISTICATED AND EXPERIENCED PURCHASER OF PROPERTIES SUCH AS THE PROPERTY AND HAS BEEN DULY REPRESENTED BY COUNSEL IN CONNECTION WITH THE NEGOTIATION OF THIS AGREEMENT. SELLER HAS MADE NO AGREEMENT TO ALTER, REPAIR OR IMPROVE ANY OF THE PROPERTY.

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, PURCHASER, FOR ITSELF AND ITS SUCCESSORS AND ASSIGNS, AND ANY OTHER PERSON TAKING BY, THROUGH OR UNDER PURCHASER, INCLUDING ALL SUCCESSOR OWNERS OF ALL OR ANY PORTION OF THE PROPERTY (COLLECTIVELY, THE “PURCHASER RELEASING PARTIES”) HEREBY REMISES, RELEASES, ACQUITS, QUITCLAIMS, AND FOREVER DISCHARGES SELLER AND THE OTHER SELLER INDEMNIFIED PARTIES TO, FROM AND AGAINST ANY AND ALL CLAIMS AND LOSSES THAT ANY OF THE PURCHASER RELEASING PARTIES EVER HAD, NOW HAS, OR WILL EVER HAVE AGAINST ANY OF THE SELLER INDEMNIFIED PARTIES, RELATED TO THE PHYSICAL, STRUCTURAL, GEOLOGIC AND/OR ENVIRONMENTAL CONDITION OF THE PROPERTY, ANY ADVERSE PHYSICAL OR CONSTRUCTION DEFECTS OR ADVERSE ENVIRONMENTAL, HEALTH OR SAFETY CONDITIONS, THE CONDITION, VALUATION, SALEABILITY OR UTILITY OF THE PROPERTY, OR ITS SUITABILITY FOR ANY PURPOSE WHATSOEVER, OR ITS COMPLIANCE WITH APPLICABLE LAW (INCLUDING BUT NOT LIMITED TO ENVIRONMENTAL LAW), INCLUDING ANY MATTERS DISCLOSED IN THE OFFERING MATERIALS OR REFERENCED IN ANY LETTER OF INTENT, AND ANY PRESENCE, USE, HANDLING, ARRANGING, REMOVAL, DISCHARGE, RELEASE, LEAKAGE, SEEPAGE, SPILLAGE, MIGRATION, TRANSPORTATION, EMISSION, STORAGE, GENERATION, DISPOSAL OR MANUFACTURE OF ANY HAZARDOUS SUBSTANCES ON, UNDER, ABOUT, OVER, IN OR TO OR FROM THE PROPERTY OR ANY PORTION OF THE PROPERTY OR ANY SURROUNDING AREAS AT ANY TIME.

UPON CLOSING, PURCHASER SHALL ASSUME THE RISK TO PURCHASER THAT ADVERSE MATTERS, INCLUDING, BUT NOT LIMITED TO, ADVERSE PHYSICAL OR CONSTRUCTION DEFECTS OR ADVERSE ENVIRONMENTAL, HEALTH OR SAFETY CONDITIONS MAY EXIST ON, AFFECTING OR WITH RESPECT TO THE PROPERTY, WHETHER OR NOT SUCH MATTERS HAVE BEEN REVEALED BY PURCHASER’S INSPECTIONS AND INVESTIGATIONS, AND PURCHASER HEREBY FOREVER RELEASES AND DISCHARGES SELLER FROM ALL RESPONSIBILITY AND LIABILITY, RELATING TO (A) THE PHYSICAL, ENVIRONMENTAL OR LEGAL COMPLIANCE STATUS OF THE PROPERTY, ARISING ON OR AFTER THE CLOSING DATE, (B) ENVIRONMENTAL LIABILITIES UNDER ENVIRONMENTAL LAW INCLUDING THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT (“CERCLA”), (C) THE CONDITION, VALUATION, SALABILITY OR UTILITY OF THE PROPERTY, OR ITS SUITABILITY FOR ANY PURPOSE WHATSOEVER (INCLUDING, BUT NOT LIMITED TO, WITH RESPECT TO THE PRESENCE IN THE SOIL, AIR, STRUCTURES AND SURFACE AND SUBSURFACE WATERS, OF HAZARDOUS SUBSTANCES OR OTHER MATERIALS OR SUBSTANCES THAT HAVE BEEN OR MAY IN THE FUTURE BE DETERMINED TO BE TOXIC, HAZARDOUS, UNDESIRABLE OR SUBJECT TO REGULATION AND THAT MAY NEED TO BE SPECIALLY TREATED, HANDLED AND/OR REMOVED FROM THE PROPERTY UNDER ENVIRONMENTAL LAW), AND (D) ANY STRUCTURAL AND GEOLOGIC CONDITIONS, SUBSURFACE SOIL AND WATER CONDITIONS AND SOLID AND HAZARDOUS WASTE AND HAZARDOUS SUBSTANCES ON, UNDER, ADJACENT TO OR OTHERWISE AFFECTING THE PROPERTY). PURCHASER FURTHER HEREBY WAIVES (AND BY CLOSING THIS TRANSACTION WILL BE DEEMED TO HAVE WAIVED) ANY AND ALL CLAIMS (INCLUDING, BUT NOT LIMITED TO, FEDERAL, STATE AND LOCAL STATUTORY AND COMMON LAW BASED ACTIONS, AND ANY PRIVATE RIGHT OF ACTION UNDER ANY FEDERAL, STATE OR LOCAL LAWS, REGULATIONS OR GUIDELINES TO WHICH THE PROPERTY IS OR MAY BE SUBJECT, INCLUDING, BUT NOT LIMITED TO, CERCLA) AGAINST SELLER OR ANY OTHER SELLER INDEMNIFIED PARTY CONCERNING THE PHYSICAL CHARACTERISTICS AND ANY EXISTING CONDITIONS OF THE PROPERTY RELATING TO THE PHYSICAL, ENVIRONMENTAL OR LEGAL COMPLIANCE STATUS OF THE PROPERTY, ARISING ON OR AFTER THE CLOSING DATE. THE PROVISIONS OF THIS SECTION 7 SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT AND/OR THE CLOSING AND SHALL NOT MERGE WITH ANY TRANSACTION DOCUMENTS.

8.             Purchaser’s Representations, Warranties and Covenants. Purchaser hereby represents, warrants and covenants as follows as of the Effective Date and the Closing Date:

(1)             Organization and Power. Purchaser is a Delaware limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has all requisite legal power, right and authority to enter into this Agreement and each of its Transaction Documents, to own, lease and operate its assets and to consummate the purchase and sale transaction contemplated hereby.

(2)             Duly Authorized, Executed, and Delivered. This Agreement and all Transaction Documents delivered by or on behalf of Purchaser (or its affiliate, if applicable) (i) are duly authorized, executed and delivered by Purchaser (or its affiliate, if applicable), (ii) do not, or at the Closing will not, violate any provision of any agreement or judicial order to which Purchaser (or its affiliate, if applicable) is a party or to which Purchaser (or its affiliate, if applicable) is subject, and (iii) constitute (or in the case of the Transaction Documents, will constitute) valid and legally binding obligations of Purchaser (or its affiliate, if applicable), enforceable in accordance with their terms subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights.

(3)             Authority. The individuals executing this Agreement and the Transaction Documents on behalf of Purchaser (or its affiliate, if applicable) have the legal power, right and actual authority to bind Purchaser (or its affiliate, if applicable) to the terms and conditions hereof and thereof.

(4)             No Conflicts. The execution, delivery and performance of this Agreement and the Transaction Documents delivered by or on behalf of Purchaser (or its affiliate, if applicable) does not and will not (a) conflict with, result in a breach of, or constitute a default under, any of Purchaser’s (or its affiliate’s, if applicable) organizational documents or (b) violate any applicable law, except for such violations as would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect.

(5)             No Adverse Order or Injunction. There is no action, judgment, order, writ, prohibition, injunction or decree of any court or other governmental authority outstanding or, in each case, to Purchaser’s knowledge, threatened against Purchaser that questions or challenges the validity of this Agreement or any Transaction Document or Purchaser’s (or its affiliate’s, if applicable) execution, delivery or performance of this Agreement or any Transaction Document to which Purchaser (or its affiliate, if applicable) is a party.

(6)             Third Party Consents. Except as set forth on Schedule 4 (the “Purchaser Consents”), there are no material consents of, or notices to, any person, including any governmental authorities, that are required in connection with the execution and delivery by Purchaser (or its affiliate, if applicable) of this Agreement or any Transaction Document to which Purchaser or an affiliate is a party, the performance of the obligations of Purchaser (or its affiliate, as applicable) hereunder or thereunder or the consummation by Purchaser of the purchase and sale transactions contemplated hereby.

(7)             Litigation. There is no action, suit or proceeding pending or threatened against Purchaser in any court or by or before any other governmental agency or instrumentality which would materially and adversely affect the ability of Purchaser to carry out the purchase and sale transaction contemplated hereby.

(8)             OFAC. Neither Purchaser nor any person or entity that directly or, to Purchaser’s knowledge, indirectly owns an interest in Purchaser, nor any of its officers, directors or managing members, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the OFAC of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including Executive Order 13224 signed on September 24, 2001 and entitled “Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism”) or other governmental action. Purchaser’s activities do not violate the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 or the regulations or orders promulgated thereunder. None of the funds of Purchaser have been or will be derived from any unlawful activity with the result that the investment of direct or indirect equity owners in Purchaser is prohibited by law or that the transaction or this Agreement is or will be in violation of law.

(9)             ERISA. No assets used by Purchaser in connection with the transaction contemplated by this Agreement constitute the assets of (i) any “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, (ii) any “plan” as defined in Section 4975 of the Code, which is subject to Section 4975 of the Code, or (iii) any entity deemed to hold “plan assets” (within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA) of any such employee benefit plan or plan.

9.             Closing Costs. At Closing, Seller shall pay (i) one-half (1/2) of all escrow charges, (ii) the cost of releasing all existing liens (including Monetary Liens), judgments and other encumbrances that are required to be released in accordance with this Agreement and the cost of recording such releases, and (iii) one-half (1/2) of any Transfer Taxes. At Closing, Purchaser shall pay (a) one-half (1/2) of any Transfer Taxes, (b) any mortgage taxes, fees, or assessments, (c) the base premium for the Title Policy (including premiums, search costs, update charges and other title charges), (d) all costs for any extended title coverage and any title endorsements required by Purchaser, (e) any recording fees other than those specified to be paid by Seller in (ii) above, (f) one-half (1/2) of all escrow charges, and (g) all fees, costs or expenses in connection with Purchaser’s due diligence. Seller and Purchaser shall each be responsible for the payment of the fees and expenses of their respective legal counsel, accountants and other professional advisers. Any other transaction costs shall be paid by the parties in accordance with local custom for similar transactions in the jurisdiction where the Property is located. Seller and Purchaser shall cooperate in good faith to minimize, to the extent permissible under applicable law, the amount of any such Transfer Taxes and in establishing that any exemptions from such Transfer Taxes have been satisfied. The provisions of this Section 9 shall survive Closing or any termination of this Agreement.

10.             Notice. All notices, demands, deliveries and communications (a “Notice”) under this Agreement shall be in writing and delivered or sent by: (i) first class, registered or certified mail, postage prepaid, return receipt requested, (ii) nationally recognized overnight carrier or (iii) email with original Notice sent via overnight delivery addressed to the address of the party in question set forth in the first paragraph of this Agreement and copies to the parties designated below or to such other address as either party may designate by Notice pursuant to this Section 10. Notices shall be deemed given (x) three (3) Business Days after being mailed as provided in clause (i) above, (y) one (1) Business Day after delivery to the overnight carrier as provided in clause (ii) above or (z) on the day of the transmission of the email so long as it is received in its entirety by 5:00 p.m. (New York time) on such day and the original of such Notice is received the next Business Day via overnight mail as provided in clause (iii) above.

Notices to Seller:

Century Aluminum
One South Wacker Drive, Suite 1000
Chicago, IL 60606
Attn: General Counsel
Email: generalcounsel@centuryaluminum.com

with a copy to:

Frost Brown Todd LLP
3300 Great American Tower

301 East Fourth Street

Cincinnati, Ohio 45202

Attn: John C. Krug, Esq.

Email: JKrug@fbtlaw.com

Notices to Purchaser:

Justified DataPower LLC

c/o TeraWulf Inc.

9 Federal Street, Easton

Maryland 21601

Attn: Stefanie Fleischmann and James Kacergis

Email: fleischmann@terawulf.com; kacergis@terawulf.com; legal@terawulf.com with a copy to:

Bracewell LLP

2001 M. Street, NW

Washington, DC 20036

Attn: Hans P. Dyke

Email: hans.dyke@bracewell.com

11.           [RESERVED].

12.           [RESERVED].

13.           General Indemnification; Environmental Indemnification, Release and Waiver.

(1)             Indemnity; Deductible and Cap. Subject to the other terms and conditions of this Section 13, Seller shall indemnify and hold Purchaser (including its affiliates, employees, members, partners, officers, directors, managers, agents and representatives (each, a “Purchaser Indemnified Party”)) harmless from and against any and all Losses (including, without limitation, reasonable attorneys’ fees) incurred by Purchaser (or any of its affiliates) as a result of (a) any error, inaccuracy, breach or misrepresentation in any of the representations and warranties made by or on behalf of Seller in this Agreement, (b) Excluded Taxes, and (c) any violation or breach of an agreement or covenant by Seller of or default by Seller under the terms of this Agreement, provided, however, that (i) Seller shall not be liable under Section 13.1(a) unless the aggregate amount of damages exceeds $100,000 (the “Deductible”) and (ii) Seller’s maximum aggregate liability under Section 13.1(a) and (c) shall not exceed an amount equal to four percent (4%) of the Cash Purchase Price actually paid to Seller hereunder (the “Cap”), provided, that neither the Cap nor the Deductible shall apply to any breach by Seller of a Fundamental Representation or to Seller’s breach or default of any payment obligation relating to the existence or release of Monetary Liens, amounts allocated to Seller pursuant to Section 5 (Prorations), amounts allocated to Seller pursuant to Section 9 (Closing Costs), commissions and other amounts to be paid by Seller in Section 14.14 (Real Estate Commissions), or amounts to be paid by Seller in Section 14.17 (Attorneys’ Fees and Costs),

(2)             Indemnity. Subject to the other terms and conditions of this Section 13, Purchaser shall indemnify and hold Seller (including its affiliates, employees, members, partners, officers, directors, manager, agents and representatives (each, a “Seller Indemnified Party”)) harmless from and against any and all Losses (including, without limitation, reasonable attorneys’ fees) incurred by Seller (or any of its affiliates) as a result of (a) any error, inaccuracy, breach or misrepresentation in any of the representations and warranties made by or on behalf of Purchaser in this Agreement, (b) one-half of any Transfer Taxes, and (c) any violation or breach of an agreement or covenant by Purchaser of or default by Purchaser under the terms of this Agreement.

(3)             Indemnity Period and Procedures. Each covenant and agreement of the parties that is contained in this Agreement will survive the Closing pursuant to the terms of such covenant or agreement, if specified, or if not so specified until the date such covenants and agreements are fully performed. The representations and warranties set forth by each party in this Agreement shall survive for twelve (12) months after the Closing (the “Indemnity Period”), provided that the Fundamental Representations set forth by each party in this Agreement shall survive for five (5) years (the “Fundamental Indemnity Period”) and the representations and warranties set forth in Section 6.11 (Taxes) shall survive for three (3) years (the “Tax Rep. Indemnity Period”). No Claim for indemnification under this Section 13 for the breach of a representation or warranty by a party may be asserted following the expiration of the Indemnity Period, Fundamental Indemnity Period, or Tax Rep. Indemnity Period, as applicable, related to such representation or warranty; provided, however, that as to any matters with respect to which a bona fide written notice thereof shall have been given or an action at law or in equity shall have commenced before the end of the Indemnity Period, Fundamental Indemnity Period, or Tax Rep. Indemnity Period, as applicable, such representations and warranties shall continue to survive (but only with respect to, and to the extent of, such claim) until the date of the final resolution of such claim or action, including all applicable periods for appeal. Solely for purposes of calculating damages resulting from any breach of Seller’s representations and warranties (after giving effect to all materiality, material adverse effect, and similar qualifiers for purposes of determining a breach of such representations and warranties), all materiality, material adverse effect, and similar qualifiers shall be disregarded.

If a Purchaser Indemnified Party or Seller Indemnified Party seeks indemnification under this Section 13 (in either case, the “Indemnified Party”), the Indemnified Party shall give written notice (a “Claim Notice”) to the party from which it seeks the indemnity (the “Indemnifying Party”) as soon as practicable after the Indemnified Party becomes aware of any fact, condition or event which may give rise to Losses for which indemnification may be sought under this Section 13 (a “Claim”), but in no event after expiration of the Indemnity Period, Fundamental Indemnity Period or Tax Rep Indemnity Period, as applicable. The good faith, unintentional failure of the Indemnified Party to give a Claim Notice to the Indemnifying Party hereunder shall not affect such Indemnified Party’s rights to indemnification hereunder, except to the extent (a) that the Indemnifying Party is materially prejudiced by such failure or (b) the Indemnified Party fails to notify the Indemnifying Party of such claim for indemnification in accordance herewith prior to the expiration of the applicable survival period. Each Claim Notice shall state that such Indemnified Party believes that such Indemnified Party is entitled to indemnification, compensation or reimbursement under this Section 13 and contain a brief description of the circumstances supporting such belief that such Indemnified Party is so entitled to indemnification, compensation or reimbursement and shall, to the extent possible, contain a good faith, non-binding, preliminary estimate of the amount of Losses such Indemnified Party claims to have so incurred or suffered.

If any Claim in respect of which an Indemnified Party might seek indemnity under this Section 13 is asserted against such Indemnified Party by a Person other than a Party hereto (a “Third Party Claim”), the Indemnified Party shall give a Claim Notice, including copies of all relevant pleadings, documents and information, to the Indemnifying Party within ten (10) Business Days following the receipt of notice of the Third Party Claim by the Indemnified Party. Upon receipt by the Indemnifying Party of a Claim Notice in respect of a Third Party Claim, the Indemnifying Party shall be entitled to (a) assume and have sole control over the defense of such Third Party Claim at its sole cost and expense (subject to the provisions of this Section 13 and with its own counsel if it gives notice of its intention to do so to the Indemnified Party within thirty (30) days of the receipt of such notice from the Indemnified Party; provided, that (i) the Indemnifying Party’s retention of counsel shall be subject to the written consent of the Indemnified Party (to the extent not covered by an existing conflict waiver) if such counsel creates a conflict of interest under applicable standards of professional conduct or an unreasonable risk of disclosure of confidential information concerning an Indemnified Party, which consent shall not be unreasonably withheld, conditioned, or delayed and (ii) the Indemnifying Party shall not be entitled to assume and have control over such defense if such Third Party Claim arises in connection with a criminal proceeding (provided, that the Indemnifying Party shall be entitled to participate in such defense, with counsel reasonably acceptable to the Indemnified Party, at such Indemnifying Party’s sole cost and expense); and (b) negotiate a settlement or compromise of such Third Party Claim; provided, that if such settlement or compromise does not include a full and unconditional waiver and release by the third party of all applicable Indemnified Parties without any cost or liability of any nature whatsoever to such Indemnified Parties, such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed. If, within thirty (30) days of receipt from an Indemnified Party of any Claim Notice with respect to a Third Party Claim, the Indemnifying Party (x) advises such Indemnified Party in writing that the Indemnifying Party does not elect to defend, settle or compromise such Third Party Claim, (y) is not entitled to assume and control the defense of such Third Party Claim or (z) fails to make such an election in writing, then such Indemnified Party may, at its option, defend, settle or otherwise compromise or pay such Third Party Claim; provided, that any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. Each Indemnified Party shall make available to the Indemnifying Party all information reasonably available to such Indemnified Party relating to such Third Party Claim, except as may be prohibited by applicable law. In addition, the parties shall render to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such Third Party Claim. The party in charge of the defense shall keep the other party fully apprised at all times at its request as to the status of the defense or any settlement negotiations with respect thereto. If the Indemnifying party elects to defend any such Third Party Claim, then the Indemnified Party shall be entitled to participate in such defense with counsel reasonably acceptable to the Indemnifying Party at such Indemnified Party’s sole cost and expense. In the event the Indemnified Party assumes the defense of (or otherwise elects to negotiate or settle or compromise, if permitted to do so hereunder) any such Third Party Claim, the Indemnifying Party shall reimburse the Indemnified Party for all reasonable costs and expenses incurred by the Indemnified Party in connection with such defense (or negotiation, settlement or compromise). Each of the parties agrees to take all reasonable steps to mitigate their respective Losses upon and after becoming aware of any fact, condition or event which may give rise to Losses for which indemnification may be sought under this Section 13.

(4)             Seller’s Release and Waiver for Pre-Closing Environmental Liabilities.

(a)             From and after the Closing, the Seller, and its successors and assigns, agrees to release the Purchaser and its direct and indirect affiliates, partners, parent companies, subsidiaries, affiliated entities, divisions, trustees, beneficiaries, shareholders, members, managers, officers, directors, employees, advisors and other agents and representatives, and each of their respective officers, managers, directors, employees, contractors and other agents and representatives, and each of their respective heirs, executors, personal representatives, administrators, successors and assigns (collectively, the “Purchaser Released Parties”) to the fullest extent permitted by law, from and against, and waive as against the Purchaser Released Parties, any all claims relating to Environmental Liabilities arising out of, relating to, resulting from, or incurred in connection with (i) facts, conditions, events, or circumstances first existing or occurring at the Real Property prior to the Closing Date, or (ii) the ownership, operation, or use of the Real Property prior to the Closing Date (“Pre-Closing Environmental Liabilities”).

(b)             Seller’s release and waiver of Pre-Closing Environmental Liabilities hereunder shall in no way be limited, impaired, released, discharged, reduced, or otherwise affected by (i) the accuracy or inaccuracy of the representations and warranties made by the Purchaser, (ii) the subsequent sale of the Property by Purchaser to a third party, (iii) negligence, delay or forbearance of any Purchaser Released Party in demanding, requiring or enforcing payment of any sums due under this Agreement, or (iv) receivership, insolvency, dissolution, if applicable, of Purchaser or its successors and assigns.

(5)             Purchaser’s Indemnity, Release, and Waiver for Post-Closing Environmental Liabilities.

(a)             From and after the Closing, the Purchaser agrees to release, waive, indemnify, defend and hold harmless the Seller, and its successors and assigns, and its direct and indirect affiliates, partners, parent companies, subsidiaries, affiliated entities, divisions, trustees, beneficiaries, shareholders, members, managers, officers, directors, employees, advisors and other agents and representatives, and each of their respective officers, managers, directors, employees, contractors and other agents and representatives, and each of their respective heirs, executors, personal representatives, administrators, successors and assigns (collectively, the “Seller Released Parties”) to the fullest extent permitted by Law from and against any all Environmental Liabilities to the extent arising out of, relating to, resulting from, or incurred in connection with, (i) facts, conditions, events, or circumstances first existing or occurring at the Real Property on or after the Closing Date, or (ii) the ownership, operation, or use of the Real Property on or after the Closing Date (“Post-Closing Environmental Liabilities”).

(b)             Purchaser’s indemnity, release and waiver of Post-Closing Environmental Liabilities hereunder shall in no way be limited, impaired, released, discharged, reduced, or otherwise affected by (i) the accuracy or inaccuracy of the representations and warranties made by the Seller, (ii) the subsequent sale of the Property by Purchaser to a third party, (iii) negligence, delay or forbearance of any Seller Released Party in demanding, requiring or enforcing payment of any sums due under this Agreement, or (iv) receivership, insolvency, dissolution, if applicable, of Seller or its successors and assigns.

(6)             Exculpation of Related Parties.

(a)             Purchaser expressly acknowledges and agrees that no personal liability or personal responsibility of any sort with respect to any of Seller’s obligations hereunder or under any other Transaction Document or any alleged breach hereof or thereof is assumed by, or shall at any time be asserted or enforceable by Purchaser against any of Seller’s or its affiliates’ direct or indirect shareholders, directors, officers, employees, agents, constituent partners, members, beneficiaries, trustees, representatives or affiliates. The provisions of this Section 13.6(a) shall survive the Closing and shall not merge into any Transaction Documents.

(b)             Seller expressly acknowledges and agrees that no personal liability or personal responsibility of any sort with respect to any of Purchaser’s obligations hereunder or under any other Transaction Document or any alleged breach hereof or thereof is assumed by, or shall at any time be asserted or enforceable by Seller against any of Purchaser’s or its affiliates’ direct or indirect shareholders, directors, officers, employees, agents, constituent partners, members, beneficiaries, trustees, representatives or affiliates. The provisions of this Section 13.6(b) shall survive the Closing and shall not merge into any Transaction Documents.

14.             Miscellaneous.

(1)             Entire Agreement. This Agreement, together with the exhibits attached hereto, constitute the entire agreement of the parties hereto regarding the purchase and sale of the Property, and all prior agreements, understandings, representations and statements, oral or written, are hereby merged herein. In the event of a conflict between the terms of this Agreement and any prior written agreements, the terms of this Agreement shall prevail. This Agreement may only be amended or modified by an instrument in writing, signed by the party intended to be bound thereby.

(2)             Time. All parties hereto agree that time is of the essence in this transaction. As used in this Agreement, “day” shall mean each and every day of the month and year, including Saturdays and Sundays and “Business Day” means every day other than Saturdays, Sundays and holidays (national or the state in which the Property is located). If the time for performance of any obligation hereunder shall fall on a Saturday, Sunday or holiday (national or the state in which the Property is located) such that the obligation hereby cannot be performed, the time for performance shall be extended to the next such succeeding day where performance is possible.

(3)             Section Headings. The Section headings contained in this Agreement are for convenience only and shall in no way enlarge or limit the scope or meaning of the various and several Sections hereof.

(4)             Counterpart Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall, taken together, be considered one and the same agreement. Delivery of an executed signature page of this Agreement by electronic image scan transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

(5)             Governing Law. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE COMMONWEALTH OF KENTUCKY AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF KENTUCKY.

(6)             Publicity. Seller and Purchaser hereby covenant and agree that, at all times after the Effective Date and continuing after the Closing, unless consented to in writing by the other party (in such party’s reasonable discretion), no press release or other public disclosure concerning this transaction shall be made, and each party agrees to use commercially reasonable efforts to prevent disclosure of this transaction. Notwithstanding the foregoing, either party may make any public disclosure that is required by applicable law, regulation, or the rules of any stock exchange having jurisdiction over such party, provided that (a) the disclosing party shall, to the extent legally permissible, provide the other party with advance notice of such disclosure and a reasonable opportunity to review and comment on the proposed text of such disclosure, and (b) shall consider in good faith any reasonable comments provided by the other party. The provisions of this Section 14.6 shall survive Closing or any termination of this Agreement.

(7)             Recordation. Purchaser shall not record this Agreement or a memorandum or other notice thereof in any public office without the express written consent of Seller. A breach by Purchaser of this covenant shall constitute a material default by Purchaser under this Agreement.

(8)             Benefit. This Agreement is for the benefit of Purchaser and Seller, and except as provided in the indemnities granted expressly by Seller and Purchaser in this Agreement, no other person or entity will be entitled to rely on this Agreement, receive any benefit from it or enforce any provisions of it against Purchaser or Seller.

(9)             Assignment. Purchaser shall not assign this Agreement or Purchaser’s rights under this Agreement and Purchaser shall not resell the Property or any part thereof through a “double escrow” or other similar procedure without Seller’s prior written consent, which consent may be granted or withheld in Seller’s sole discretion. Any assignment of this Agreement or Purchaser’s rights under this Agreement in violation of the provisions hereof shall be null and void. Notwithstanding the foregoing, Purchaser may assign this Agreement to an entity that, directly or indirectly, controls, is controlled by or is under common control with Purchaser, provided, however, that (i) Purchaser shall continue to remain fully liable for the performance of each and every obligation under this Agreement to be provided by Purchaser, (ii) such assignee shall assume in writing all of Purchaser’s obligations under this Agreement, and (iii) Purchaser shall have delivered to Seller a true and complete copy of such assignment and assumption agreement. No permitted assignment of this Agreement or Purchaser’s rights under this Agreement shall relieve Purchaser of its liabilities under this Agreement. Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall indemnify and hold Seller harmless from any and all transfer tax imposed as a result of any permitted assignment of this Agreement. Seller shall not have the right to assign its interests in this Agreement.

(10)           Further Assurances. Purchaser and Seller agree to execute all documents and instruments, and take all such further actions, that are required or useful in order to consummate the purchase and sale herein contemplated and otherwise carry out the purposes of this Agreement, whether on, prior to or after the Closing. Notwithstanding the generality of the foregoing, Seller (as service provider) and Purchaser will negotiate in good faith promptly after Closing a customary transition services agreement for the provision and continuance of certain post-Closing services at the Real Property, including, security, internet / telecommunications, power, waste disposal and natural gas services. The provisions of this Section 14.10 shall survive the closing, including without limitation with respect to the matters described in Section 5.2.

(11)           Severability. If any portion of this Agreement is held to be unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.

(12)           Waiver of Trial by Jury. SELLER AND PURCHASER, TO THE EXTENT THEY MAY LEGALLY DO SO, HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS AGREEMENT, OR IN ANY WAY CONNECTED WITH, OR RELATED TO, OR INCIDENTAL TO, THE DEALINGS OF THE PARTIES HERETO WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. TO THE EXTENT THEY MAY LEGALLY DO SO, SELLER AND PURCHASER HEREBY AGREE THAT ANY SUCH CLAIM, DEMAND, ACTION, CAUSE OF ACTION OR PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE OTHER PARTY OR PARTIES HERETO TO WAIVER OF ITS OR THEIR RIGHT TO TRIAL BY JURY.

(13)           Independent Counsel. Purchaser and Seller each acknowledge that: (a) they have been represented by independent counsel in connection with this Agreement; (b) they have executed this Agreement with the advice of such counsel; and (c) this Agreement is the result of negotiations between the parties hereto and the advice and assistance of their respective counsel. The fact that this Agreement was prepared by Seller’s counsel as a matter of convenience shall have no import or significance. Any uncertainty or ambiguity in this Agreement shall not be construed against Seller because Seller’s counsel prepared this Agreement in its final form.

(14)           Real Estate Commissions. Seller or its affiliate shall be solely responsible for the payment of the commission to BofA Securities (the “Seller Broker”) in the amount agreed on, if and when payable in accordance with the terms of a separate agreement between Seller and Seller Broker. Except for Seller Broker, Seller represents and warrants to Purchaser that Seller has not authorized any broker or finder to act on Seller’s behalf in connection with the sale and purchase hereunder. Purchaser represents and warrants to Seller that Purchaser has not authorized any broker or finder to act on Purchaser’s behalf in connection with the sale and purchase hereunder. Seller and Purchaser each agree to indemnify, defend, protect and hold harmless the other party from and against any and all demands, Claims and Losses of any kind or character (including reasonable attorneys’ fees and charges) arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by the indemnifying party or on the indemnifying party’s behalf with any broker or finder in connection with this Agreement or the transaction contemplated hereby. The provisions of this Section 14.14 shall survive Closing or any termination of this Agreement.

(15)           Governmental Approvals. Nothing contained in this Agreement shall be construed as authorizing Purchaser to apply for a zoning change, variance, subdivision maps, lot line adjustment or other discretionary governmental act, approval or permit with respect to the Real Property prior to the Closing, and Purchaser agrees not to do so. Purchaser agrees not to submit any reports, studies or other documents, including, without limitation, plans and specifications, impact statements for water, sewage, drainage or traffic, environmental review forms or energy conservation checklists to any governmental agency, or any amendment or modification to any such instruments or documents prior to the Closing. Purchaser’s obligation to purchase the Property shall not be subject to or conditioned upon Purchaser’s obtaining any variances, zoning amendments, subdivision maps, lot line adjustment or other discretionary governmental act, approval or permit.

(16)           No Waiver. No covenant, term or condition of this Agreement other than as expressly set forth herein shall be deemed to have been waived by Seller or Purchaser unless such waiver is in writing and executed by Seller or Purchaser, as the case may be.

(17)           Attorneys’ Fees and Costs. In the event suit or action is instituted to interpret or enforce the terms of this Agreement, or in connection with any arbitration or mediation of any dispute, the prevailing party shall be entitled to recover from the other party such sum as the court, arbitrator or mediator may adjudge reasonable as such party’s costs and attorney’s fees, including such costs and fees as are incurred in any trial, on any appeal, in any bankruptcy proceeding (including the adjudication of issues peculiar to bankruptcy law) and in any petition for review. Each party shall also have the right to recover its reasonable costs and attorney’s fees incurred in collecting any sum or debt owed to it by the other party, with or without litigation, if such sum or debt is not paid within fifteen (15) days following written demand therefor. The provisions of this Section 14.17 shall survive Closing or any termination of this Agreement.

(18)           1031 Exchange. Notwithstanding anything in this Agreement to the contrary, Purchaser shall have the right to consummate the transactions contemplated by this Agreement in a manner that qualifies as a tax-deferred exchange, in whole or in part, under the provisions of Section 1031 of the Code, the Treasury Regulations thereunder, and IRS Revenue Procedure 2000-37 (a “Purchaser 1031 Transaction”). Without limiting the foregoing, Purchaser shall have the right to assign or transfer all or any portion of its rights under this Agreement to a qualified intermediary, an exchange accommodation title holder or one or more single member limited liability companies that are owned by any of the foregoing persons in accordance with the provisions of Section 1031 of the Code, the Treasury Regulations thereunder, and IRS Revenue Procedure 2000-37, provided that no such assignment or transfer of rights under this Agreement shall effect a release of Purchaser from its obligations under this Agreement or impose any additional obligation or liability on Seller. Seller shall, at Purchaser’s sole cost and expense, reasonably cooperate with Purchaser with respect to any Purchaser 1031 Transaction, including executing any and all documents reasonably requested in connection therewith and making any payments due under this Agreement to or at the direction of the qualified intermediary or the exchange accommodation title holder, provided that no such cooperation shall increase Seller’s obligations pursuant to this Agreement nor extend any dates otherwise set forth in this Agreement. All documents necessary for Purchaser to effect a Purchaser 1031 Transaction shall be (y) prepared at the expense of Purchaser and (z) subject to Seller’s prior written approval, such approval not to be unreasonably withheld or delayed.

(19)           Specific Performance. Each party hereby acknowledges that the rights of each party hereunder are special, unique and of extraordinary character and that, if any party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching party shall be without an adequate remedy at law and as such the non-breaching party may in addition to any remedy at law for damages or other relief, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief. Each party further agrees that no party or any other person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 14.19, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused these presents to be made as of the day and year first above stated.

SELLER:

CENTURY ALUMINUM OF KENTUCKY GENERAL PARTNERSHIP,
a Kentucky general partnership

By:
Name:
Title:

PURCHASER:

JUSTIFIED DATAPOWER LLC,
a Delaware limited liability company

By:
Name:
Title:

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